                                                                                                                    EXHIBIT 12

                                                             ENSERCH CORPORATION AND SUBSIDIARY COMPANIES
                                                        (A WHOLLY-OWNED SUBSIDIARY OF TEXAS UTILITIES COMPANY)
                                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                   AND RATIO OF EARNINGS TO COMBINED
                                                                 FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                                                            Predecessor (1)
                                                                            --------------------------------------------------
                                                                            Period from
                                                               Period From   January 1
                                                               Acquisition     1997
                                                                 Date to        To              Year Ended December 31
                                                               December 31   Acquisition ---------------------------------------
                                                                  1997         Date       1996      1995       1994      1993
                                                               -----------   ---------   -------  --------   --------  ---------
                                                                                                (In thousands except ratios)
EARNINGS:
 Income (loss) from continuing operations before
     extraordinary items                                          $(9,565)  $(15,377)   $  9,751   $21,362  $ (5,661)   $22,260
 Add: Equity in net losses (income) of less-than
         50% owned affiliates                                         168        732       3,821       821       406       (385)
      Dividends received from less-than 50% owned affiliates           87        178         253       340       788        766
      Total federal income taxes                                   (1,485)    (4,612)     10,277    11,415    (8,475)    15,727
      Fixed charges (see detail below)                             32,133     45,021      77,900    73,258    70,870     73,862
      Amortization of previously capitalized interest                   -        217         334       331       324        319
                                                                  -------    -------    --------  --------  --------   --------
          Total earnings (2)                                      $21,338    $26,159    $102,336  $107,527  $ 58,252   $112,549
                                                                  =======    =======    ========  ========  ========   ========
FIXED CHARGES:
 Interest expense                                                 $31,755    $44,537    $ 76,700  $ 71,380  $ 68,861   $ 71,628
 Rentals representative of the interest factor                        378        484       1,200     1,878     2,009      2,234
                                                                  -------    -------     -------   -------   -------    -------
 Fixed charges deducted from earnings                              32,133     45,021      77,900    73,258    70,870     73,862
 Capitalized interest                                                  46        131          63       234       191        204
                                                                  -------    -------     -------   -------   -------    -------
          Total fixed charges                                      32,179     45,152      77,963    73,492    71,061     74,066

 Preferred dividends adjusted for pretax
  earnings coverage (3)                                             5,403      8,742      23,290    17,937    29,014     21,610
                                                                  -------    -------     -------   -------   -------    -------
          Combined fixed charges and preferred dividends          $37,582    $53,894    $101,253  $ 91,429  $100,075   $ 95,676
                                                                  =======    =======     =======   =======   =======    =======

RATIO OF EARNINGS TO FIXED CHARGES (4)                               0.66       0.58        1.31      1.46      0.82       1.52
                                                                  =======    =======     =======   =======   =======    =======
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED DIVIDENDS (5)                                             0.57       0.49        1.01      1.18      0.58       1.18
                                                                  =======    =======     =======   =======   =======    =======

(1) On August 5, 1997 (Merger Date or Acquisition Date), the merger transactions between Texas Utilities
    Company (TUC) and ENSERCH were completed.  TUC accounted for its acquisition of ENSERCH as a purchase, and purchase accounting adjustments, including goodwill, have been pushed down and are reflected in the financial statements of ENSERCH and its subsidiaries for the period subsequent to August 5,
    1997.  The ratios of ENSERCH for the periods ended before August 5, 1997, were prepared using
    ENSERCH's historical basis of accounting and are designated as "Predecessor."  Prior period amounts have also been restated to reflect EEX/LESPO as discontinued operations.

(2) "Earnings" represent the aggregate of (a) income from continuing operations before extraordinary items, (b)
    income taxes, (c) amortization of previously capitalized interest and (d) fixed charges deducted from earnings, on a total enterprise basis.  "Fixed Charges" represent interest expense, capitalized interest and the portion of rental expense representative of the interest factor.

(3) The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements.  The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.

(4) For the period from acquisition date to December 31, 1997, and for the period from January 1, 1997 to acquisition date and for the year ended December 31, 1994, fixed charges exceeded earnings by $10.8 million, $19.0 million and $12.8 million, respectively.

(5) For the period from acquisition date to December 31, 1997, and for the period from January 1, 1997 to acquisition date and for the year ended December 31, 1994, combined fixed charges and preferred dividends exceeded earnings by $16.2 million, $27.7 million and $41.8 million, respectively.